CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 25, 2009, relating to the financial statements and financial highlights of BlackRock Funds II, including BlackRock Government Income Portfolio, BlackRock High Yield Bond Portfolio, BlackRock Low Duration Bond Portfolio, and BlackRock Total Return Portfolio II appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2010